PROSPECTUS Dated August 26, 2003                   Pricing Supplement No. 34 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated January 23, 2004
                                                                 Rule 424(b)(3)

                                Morgan Stanley

                      MORGAN STANLEY DIRECTSECURITIES(SM)
                            Senior Fixed Rate Notes

                        -------------------------------

     We, Morgan Stanley, have the option to redeem these notes in whole, but not in part, prior to the maturity date on any February 11 or August 11, beginning February 11, 2009, upon not less than 15 nor more than 20 calendar days notice. We describe the basic features of this type of note in the section of the accompanying prospectus supplement called "Description of DirectSecurities--General Terms of the Notes," subject to and as modified by the provisions below.

     The notes may be repaid by us prior to maturity upon the death of a beneficial owner at a price equal to 100% of the issue price of the notes plus accrued but unpaid interest to the date of repayment. The right to require repayment in these circumstances is referred to herein and in the accompanying prospectus supplement as the "Survivor's Option" and is subject to the conditions specified in the accompanying prospectus supplement and our right to redeem the notes. To obtain repayment pursuant to the exercise of the Survivor's Option for a note, the deceased owner's authorized person must provide the information described in the accompanying prospectus supplement under "Description of DirectSecurities--Redemption and Repurchase of Notes--Repayment Upon Exercise of Survivor's Option." We will repay the notes prior to maturity or redemption by us only upon exercise of the Survivor's Option.

     We will pay interest monthly, beginning March 11, 2004, at the rate of 5.125% per annum. Interest will accrue on the $1,000 principal amount of each note from and including February 11, 2004, the original issue date, to but excluding the maturity date, or any earlier repayment date upon exercise of the Survivor's Option or any earlier redemption date.

     We may create and issue additional notes with the same terms as the notes offered hereby so that the additional notes will form a single series with the notes offered hereby.

Aggregate Principal
Amount:                           $35,000,000

Maturity Date:                    February 11, 2019

Settlement Date
  (Original Issue
  Date):                          February 11, 2004

Interest Accrual Date:            February 11, 2004

Issue Price:                      100%

Interest Payment
  Dates: The eleventh day of each month, beginning on March 11, 2004

Interest Payment
 Period:                          Monthly

Interest Rate:                    5.125%

Redemption
  Percentage:                     100%

Redemption Dates:                 Redeemable in whole, but not in part, at our
                                  option on any February 11 or August 11,
                                  beginning February 11, 2009

 Redemption Notice
  Period: At least 15 but not more than 20 calendar days prior to the redemption date

Repayment Upon
Exercise of the
Survivor's Option:                Applicable

Annual Put Limitation:            N/A

Individual Put
   Limitation:                    N/A

                                                   (continued on the next page)


     Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.

                                MORGAN STANLEY

Annual Redemption
  Percentage
  Reduction:                      N/A

Book-Entry Note or
  Certificated Note:              Book-entry note

Agent:                            Morgan Stanley & Co.
                                  Incorporated

Minimum
  Denomination:                   $1,000

Specified Currency:               U.S. dollars

Business Day:                     New York

CUSIP:                            61745ESM4

Other Provisions:                 N/A



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